Exhibit 5.14

Purdy’s Wharf Tower One, 900 - 1959 Upper Water Street, P.O. Box 997 Halifax NS B3J 2X2 Canada tel: 902.420.3200 fax: 902.420.1417 stewartmckelvey.com

Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 creagh@stewartmckelvey.com

File Reference: SM2406-461

September 30, 2013

Trinseo Materials Operating S.C.A

Trinseo Materials Finance, Inc.,

1000 Chesterbrook Boulevard,

Suite 3000

Berwyn, PA 19312

Dear Sirs:

Re: Styron Canada ULC (the “Company”)

We render this opinion as local counsel in the Province of Nova Scotia (the “Province” to the Company in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Trinseo Materials Operating S.C.A, a public limited liability company existing under laws of the Grand Duchy of Luxembourg and Trinseo Materials Finance, Inc., a Delaware corporation, (collectively, the “Issuer”) dated September 30, 2013 in connection with the Issuer’s offer to exchange up to US$1,325,000,000 aggregate principal amount of 8.750% Senior Notes due 2019 Company (the “Exchange Notes”) and related guarantees (the “Guarantees”) by certain guarantors (the “Guarantors”) including, among others, the Company, that which have been registered under the United States Securities Act of 1933, for a like principal amount of the Issuer’s currently outstanding 8.750% Senior Secured Notes due 2019 (the “Old Notes” and, together with the Exchange Notes, the “Notes”) and related guarantees.

In connection with the opinions set out below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)	an indenture relating to the Notes dated January 29, 2013 (the “Indenture”), by and among the Issuer, the Guarantors and Wilmington Trust, National Association, as Trustee and Collateral Agent, which Indenture includes forms of the Guarantees;

(b)	a Second Supplemental Indenture (the “Supplemental Indenture”), dated May 10, 2013 made by the Issuer, each of the Guarantors party thereto including the Company and Wilmington Trust, National Association, as Trustee and Collateral Agent; and

(c)	the Exchange Notes and related Guarantees.

CHARLOTTETOWN	FREDERICTON	HALIFAX	MONCTON	SAINT JOHN	ST. JOHN’S

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	a certificate of status (the “Certificate of Status”) pertaining to the Company issued on behalf of the Registrar of Joint Stock Companies for the Province, dated September 27, 2013;

(b)	the memorandum of association and articles of association (including amendments thereto) (the “Articles”), records of corporate proceedings, written resolutions and registers of the Company contained in the minute book of the Company;

(c)	resolutions of the directors of the Company dated May 10, 2013 authorizing the execution and delivery by the Company of, among other documents, the Supplemental Indenture, and performance by the Company of its obligations under each of the Documents; and

(d)	a certificate of an officer of the Company dated the date hereof (the “Officer’s Certificate”).

Where a term defined in the plural herein refers to a collective the singular of such term refers to any one of that collective.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

In stating our opinions, we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, telecopies, conformed or reproduction copies thereof and the authenticity of the originals of such documents;

(b)	the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

(c)	the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate;

(d)	that the Certificate of Status evidences the subsistence of the Company, that the Company has not been dissolved as of the date hereof and that a certificate of status bearing today’s date could be obtained if requested;

(e)	that the Old Notes and Exchange Notes have not been and will not be offered or sold in the Province of Nova Scotia; and

(f)	that the Supplemental Indenture has been delivered by the Company to the other parties thereto or their lawful representatives, either by physical delivery or by such other means as the parties thereto have agreed shall constitute delivery as a factual matter, and that no such delivery was subject to any condition or escrow which has not been satisfied.

The opinions hereinafter expressed are limited to the laws of the Province including the federal laws of Canada applicable therein as of the date of this opinion letter (“Nova Scotia Law”) and we express no opinion as to the laws of any other jurisdiction. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or affect of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Based and relying on the foregoing and subject to the limitations and qualifications set out herein, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as an unlimited company under the laws of the Province of Nova Scotia.

2.	The Company has all power and capacity necessary to own or hold the properties described in the Officer’s Certificate and to conduct the businesses in which it is engaged as described in the Officer’s Certificate.

3.	The Company has all requisite corporate power and capacity to execute and deliver the Supplemental Indenture and perform its obligations under the Documents.

4.	The execution and delivery of the Supplemental Indenture and the performance by the Company of the Documents has been duly authorized by all necessary corporate action of the Company and the Supplemental Indenture has been duly executed and delivered by the Company.

5.	The execution and delivery by the Company of the Supplemental Indenture and performance by the Company of the Documents do not on the date hereof violate the Articles or any applicable statute, published rule or regulation of the Province of Nova Scotia.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ STEWART MCKELVEY